Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Current Report on Form 8-K/A ofPareteum Corporation (the "Company") of our reports dated November 7, 2018, June 28, 2018, October 20, 2017 and November 3, 2016 relating to the consolidated financial statements of Artilium pie (which expresses an unqualified opinion), and the incorporation by reference to such reports in the Company's following Registration Statements: File No. 333-227912, File No. 333- 225574, File No. 333-227789, File No. 333-218715 and File No. 333-224279.

We also consent to the reference to our firm under the caption "Experts" in any prospectus filed as part of the above Registration Statements.

PKF Littlejohn LLP

London, England

November 9, 2018